EXHIBIT 4(a)




                       FIRST AMENDMENT TO RIGHTS AGREEMENT

          This Amendment, dated as of September 3, 1996 (the "Amendment"), between Graham-Field Health Products, Inc., a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company (the "Rights Agent").

          WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of July 21, 1989 (the "Agreement"); and

          WHEREAS, pursuant to Section 6.3 of the Agreement, the Company and the Rights Agent desire to amend the Agreement as set forth below.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

          Section 1. Amendments to Section 1.

          (a) The definitions of "Beneficial Owner", and to have "Beneficial Ownership" of, and to "Beneficially Own" any security, are amended by adding the following at the end of paragraph (d) of Section 1.1 thereof:

     "Notwithstanding anything contained in this Agreement to the contrary, BIL shall not be deemed to be the Beneficial Owner of, or to Beneficially Own, any of the Voting Shares of the Company solely by virtue of the approval, execution or delivery of the Merger Agreement or the Stockholder Agreement."

          (b) The following definitions are added to Section 1.1 of the
Agreement:

     ""Acquisition Corp." shall mean E&J Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company."

     ""BIL" shall mean BIL (Far East Holdings) Limited, a Hong Kong corporation, and its Associates and Affiliates; provided, that if BIL transfers to any Person Beneficial Ownership of all Voting Shares of the Company then owned by BIL, then "BIL" shall mean such Person and such Person's Affiliates and Associates."

     ""BIL Voting Shares" shall mean (i) any Voting Shares of the Company owned by BIL which were acquired by BIL in accordance with the Merger Agreement or the Stockholder Agreement, and (ii) any Common Shares issued by the Company to BIL upon conversion of or as a dividend on the shares referred to in clause (i) above."

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     ""E&J" shall mean Everest & Jennings International Ltd., a Delaware corporation."

     ""Effective Time" shall mean the date that the Merger becomes effective, as described in the Merger Agreement."

     ""Merger" shall mean the merger of E&J with and into Acquisition Corp. in accordance with the General Corporation Law of the State of Delaware upon the terms and subject to the conditions set forth in the Merger Agreement."

     ""Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of September 3, 1996, by and among E&J, BIL, Acquisition Corp. and the Company, as the same may be amended from time to time.

     ""Stockholder Agreement" shall mean the Stockholder Agreement, dated as of September 3, 1996, by and between the Company and BIL, as the same may be amended from time to time.

          (c) The following definitions are amended in their entirety to read as follows:

     ""Redemption Price" means a price of $.0001 per Right, subject to adjustment as set forth in Article 5 hereof."

     ""Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of twenty percent (20%) or more of the Voting Shares of the Company then outstanding, but shall not include the Company, any Subsidiary of the Company or any employee benefit plan of the Company or any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company or such Subsidiary of the Company for or pursuant to the terms of any such employee benefit plan. Notwithstanding the foregoing: (i) (x) BIL shall not be deemed an Acquiring Person by virtue of its being the Beneficial Owner of any BIL Voting Shares and (y) following the Effective Time, BIL shall be deemed an Acquiring Person if it becomes the Beneficial Owner of any Voting Shares of the Company (other than BIL Voting Shares and any Voting Shares of the Company issued by the Company to all holders of any class or series of capital stock of the Company by way of a dividend, stock split, rights offering, reclassification or similar transaction); and
     (ii) no Person shall become an Acquiring Person as the result of an acquisition of Voting Shares of the Company by the Company which, by reducing the number of such Voting Shares outstanding, increases the proportionate number of such Voting Shares Beneficially Owned by such Person to twenty percent (20%) or more of the Voting Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of twenty percent

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     (20%) or more of the Voting Shares of the Company then outstanding by reason of share acquisitions or redemptions by the Company and shall after such share acquisitions or redemptions by the Company, become the Beneficial Owner of any additional Voting Shares of the Company, then such Persons shall be deemed to be an Acquiring Person."

          Section 2. Amendment to Section 5.2.

          The following sentence is added to the end of Section 5.2:

          "The redemption of the Rights pursuant to this Section may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish."

          Section 3. New Section 6.19.

          The following is added as a new Section 6.19 to the Agreement:

          "Section 6.19. E&J Merger, etc.

          Notwithstanding anything in this Agreement to the contrary, none of the approval, execution or delivery of the Merger Agreement or the Stockholder Agreement shall cause (i) BIL to be an Acquiring Person, (ii) a Stock Acquisition Date to occur or (iii) a Separation Date to occur in accordance with the terms hereof."

          Section 4. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          Section 5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

          Section 6. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          Section 7. Effect of Amendment. Except as expressly modified herein the Agreement shall remain in full force and effect.


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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.


                                    GRAHAM-FIELD HEALTH PRODUCTS, INC.


                                     /s/ Richard Kolodny
                                    ---------------------------------
                                    Name:  Richard S. Kolodny
                                    Title:   Vice President,
                                              General Counsel and
                                              Secretary


                                    AMERICAN STOCK TRANSFER & TRUST
                                      COMPANY


                                     /s/ Herbert L. Lemmer
                                    ---------------------------------
                                    Name: Herbert L. Lemmer
                                    Title: Vice President


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